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                                   EXHIBIT 21

Contact:       John P. Saldarelli
               Secretary and Treasurer
               (914) 242-7700

                              FOR IMMEDIATE RELEASE

                       AMERICAN REAL ESTATE PARTNERS, L.P.
                  REPORTS FULL YEAR AND FOURTH QUARTER RESULTS
            AND THAT NO DISTRIBUTIONS ARE EXPECTED TO BE MADE IN 2001

MOUNT KISCO, NEW YORK, APRIL 2, 2001 - American Real Estate Partners, L.P. ("AREP") (NYSE:ACP) today reported the following full year and fourth quarter financial results:

For the calendar year 2000, diluted earnings per weighted average limited partnership unit outstanding decreased from $1.67 in 1999 to $1.29 in 2000. Net gain from property and securities transactions per weighted average limited partnership unit outstanding was $.15 in 2000 compared to $.71 in 1999 primarily due to the 1999 non-recurring gain on the sale of RJR stock. Diluted earnings before property and securities transactions per weighted average limited partnership unit outstanding increased from $.96 in 1999 to $1.14 in 2000.

Earnings for the calendar year 2000 decreased by $32,579,000 as compared to earnings for calendar year 1999 primarily due to the 1999 non-recurring gain on the sale of RJR stock and decreased gain on the sales of real estate partially offset by the gain on sale of limited partnership interests.

For the fourth quarter of 2000 diluted earnings per weighted average limited partnership unit outstanding increased from $.34 in 1999 to $.38 in 2000. Net gain from property and securities transactions per weighted average limited partnership unit outstanding was $.12 in the fourth quarter of 2000 compared to $.10 in 1999. Diluted earnings before property and securities transactions per weighted average limited partnership unit outstanding increased from $.24 in the fourth quarter of 1999 to $.26 in 2000.

AREP also announced that no distributions are expected to be made in 2001. In making its announcement, AREP noted it plans to continue to apply available cash flow toward its operations,

        CONTINUED.......

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APRIL 2, 2001

AMERICAN REAL ESTATE PARTNERS, L.P.
REPORTS FULL YEAR AND FOURTH QUARTER RESULTS

repayment of maturing indebtedness, tenant requirements and other capital expenditures and for Partnership contingencies and reserves, including environmental matters and scheduled lease expirations. By the end of the year 2003, net leases representing approximately 14% of AREP's net annual rentals from its portfolio will be due for renewal, and by the end of the year 2005, approximately 32% of such rentals will be due for renewal. AREP believes that it should continue to hold and invest, rather than distribute, cash. No distributions were made to Unitholders during 2000.

AREP further stated it continues to believe that excess cash should be used to enhance long-term Unitholder value through the improvement of its existing assets, the support of AREP's debt and property obligations, and selected investment in assets and companies with assets undervalued by the market as appropriate opportunities arise. AREP believes it should continue to diversify its portfolio and that in the real estate area it should seek to make acquisitions of land for development and land development companies, and other real estate operating companies which may have significant assets under development, as well as non-performing loans.

AREP has made investments in assets related to the gaming industry and will consider additional investment opportunities in the gaming and entertainment industries. As previously disclosed, AREP, the General Partner and the directors and officers of the General Partner are currently in the process of pursuing gaming applications to obtain licenses from the New Jersey Casino Control Commission. Upon approval by the Commission, AREP will repurchase its interest in the Sands Hotel and Casino located in Atlantic City, New Jersey for approximately $70 million from affiliates of the General Partner.

AREP has also agreed to a going private transaction for Stratosphere Tower, Casino and Hotel located in Las Vegas, Nevada. Pursuant to the proposal AREP will purchase all the remaining interests in Stratosphere that it does not currently own for approximately $44 million. Presently, AREP owns approximately 51% of Stratosphere. In addition, AREP has provided financing to Stratosphere for expansion of its hotel and related amenities. AREP has agreed to lend up to $100 million to Stratosphere,


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approximately $50 million of which has been funded.

        CONTINUED.........

APRIL 2, 2001

AMERICAN REAL ESTATE PARTNERS, L.P.
REPORTS FULL YEAR AND FOURTH QUARTER RESULTS

Investments by AREP in non-real estate related assets may include debt or equity securities of companies which may be undergoing recapitalization. These types of investments, both real estate and non-real estate related, may involve debt restructuring, capital expenditures and active asset management, and by their nature may not be readily financeable and may not generate immediate positive cash flow. As such, they require AREP to maintain a strong capital base both to react quickly to these market opportunities as well as to allow AREP to rework the assets to enhance their turnaround performance. AREP's investment strategy continues to include the reinvestment of capital transaction proceeds and refinancing proceeds.

As previously reported, during the first quarter of 2000, AREP acquired the assets of Bayswater Realty and Capital Corp. from affiliates of the General Partner, and also acquired an additional 2% interest in the Stratosphere Corp., providing AREP with an aggregate interest of approximately 51% in Stratosphere Corp. As a result, these companies have been consolidated in the financial statements of AREP and prior year financial statements have been restated.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments, with the primary focus on office, retail, industrial, hotel, gaming and residential properties.

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        CONTINUED.....     *****TABLES FOLLOW******

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                       AMERICAN REAL ESTATE PARTNERS, L.P.
                  REPORTS FULL YEAR AND FOURTH QUARTER RESULTS
            AND THAT NO DISTRIBUTIONS ARE EXPECTED TO BE MADE IN 2001

                  IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA

YEAR ENDED DECEMBER 31,                                   2000                   1999
- -----------------------                                   ----                   ----
                                                                               (RESTATED)
Revenues                                              $    314,980           $     295,004
                                                        ==========               ==========

Earnings before property and
securities transactions                               $     66,277           $      67,114

Provision for loss on real estate                           (1,351)                 (1,946)

Gain on sales and disposition
of real estate                                               6,763                  13,971

Gain on sale of limited partnership
interests                                                    3,461                   -

Gain on sale of marketable equity
securities                                                     -                    28,590
                                                        ----------               ----------
      Net earnings                                    $     75,150          $      107,729
                                                        ==========               ==========
Net earnings per L.P. unit:

    Basic:
      Earnings before property and
        securities transactions                       $       1.30           $        1.09
      Net gain from property and
        securities transactions                                .18                     .86
                                                        ----------               ----------
      Net earnings                                    $       1.48           $        1.95
                                                        ==========               ==========

Weighted average units outstanding                      46,098,284              46,098,284
                                                        ==========               ==========
    Diluted:
      Earnings before property and
        securities transactions                       $       1.14           $         .96
      Net gain from property and
        securities transactions                                .15                     .71
                                                        ----------               ----------
      Net earnings                                    $       1.29          $         1.67
                                                        ==========               ==========


Weighted average units and equivalent
    units outstanding                                   56,157,079               56,078,394
                                                        ==========               ==========

                                                         CONTINUED..............

                             AMERICAN REAL ESTATE PARTNERS, L.P.
                         REPORTS FULL YEAR AND FOURTH QUARTER RESULTS

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                  AND THAT NO DISTRIBUTIONS ARE EXPECTED TO BE MADE IN 2001

                        IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA

FOURTH QUARTER ENDED DECEMBER 31,                        2000                    1999
- ----------------------------------                       ----                    ----
(UNAUDITED)                                                                   (RESTATED)

Revenues                                              $     78,694            $     69,158
                                                         =========               =========
Earnings before property and
securities transactions                                     14,475                  16,579

Provision for loss on real estate                             (860)                   (582)

Gain on sales and disposition
of real estate                                               4,300                   6,214

Gain on sale of limited partnership
interests                                                    3,461                     -
                                                         ---------               ---------

     Net earnings                                     $     21,376            $     22,211
                                                         =========               =========

Net earnings per L.P. unit:

 Basic:
   Earnings before property and
     securities transactions                          $        .30            $        .28
   Net gain from property and
     securities transactions                                   .14                     .12
                                                         ---------              ----------
   Net earnings                                       $        .44            $        .40
                                                         =========               =========
Weighted average units
 outstanding                                            46,098,284              46,098,284
                                                        ==========              ==========
 Diluted:
   Earnings before property and
     securities transactions                          $        .26            $        .24
   Net gain from property and
     securities transactions                                   .12                     .10
                                                         ---------                --------

Net earnings                                          $        .38            $        .34
                                                         ---------                --------

Weighted average units and
    equivalent units outstanding                        55,885,220         56,818,325
                                                        ==========         ==========

(pr&P:earn3-01)

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